Exhibit 5.01




August 8, 1997



Unilab Corporation
18448 Oxnard Street
Tarzana, CA 91356

Re: Registration Statement on Form S-8

Gentlemen:

I am Vice President, Secretary and General Counsel of Unilab Corporation, a Delaware corporation (the "Company"). I have represented the Company in connection with the preparation of a Registration Statement on Form S-8 (as amended the "Registration Statement") being filed by the Company on the date hereof with the Securities and Exchange Commission (the "Commission") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 4,004,261 shares (the "Common Shares") of the Company's common stock, par value $.01 per share (the "Unilab Common Stock"), to be offered in connection with the transactions described in the Reoffer Prospectus dated the date hereof (the "Prospectus"), which is included in the Registration Statement.

The Registration Statement has been filed in connection with:

(i) 25,000 Common Shares that may be acquired by an employee upon the exercise of certain options (the "Option Shares") granted to the employee;

(ii) 2,979,261 Restricted Common Shares issued to certain employees, consultants and directors (the "Restricted Shares"); and

(iii) 1,000,000 Common Shares that are issuable under the Company's 1997 Directors Stock Purchase Plan (the "Director Shares").

The Unilab Common Stock is described in the Prospectus included in the Registration Statement, to which this opinion is an exhibit. Except as otherwise specifically provided herein, all capitalized terms shall have the same meanings assigned to them in the Prospectus.

For purposes of this opinion, I have examined originals, or copies certified to my satisfaction, of such documents and records and certificates of public officials as I have deemed necessary in connection with the opinions expressed below. As to certain factual matters relevant to this opinion, I have relied upon my personal knowledge of certain facts herein, an examination of relevant documents, corporate records, certificates of public officials, and representations made to me in my professional capacity by members of the Company's management, officers and employees. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies.

Based upon the foregoing, I am of the opinion that:

1. The Option Shares and the Director Shares will, when issued and paid for in accordance with (a) the terms of the option agreement or (b) the terms and conditions of the 1997 Directors Stock Purchase Plan, be duly authorized, validly issued, fully paid and nonassessable.

2. The Restricted Shares are duly authorized, validly issued and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to me under the heading "Legal Matters" in the Prospectus which forms a part of the Registration Statement.

I am a member of the Bar of the State of New York and do not hold myself out as being expert or express any opinion as to the laws of any jurisdiction other than those of the United States, the Delaware General Corporation Law and the State of New York.

This opinion is intended for the Company's use in connection with this Registration Statement only.

Very truly yours,



Mark L. Bibi

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